Exhibit 99.2

Cellyan Biotechnology Co., Ltd

Room B1, 5/F., Well Town Industrial Building,

13 Ko Fai Road, Yau Tong, Kowloon

Hong Kong

March 26, 2026

Re:	Cellyan Biotechnology Co., Ltd

Dear Sir/Madam,

We are acting as the PRC legal counsel to Cellyan Biotechnology Co., Ltd (the “Company”), a company incorporated in the Cayman Islands and listed on the Nasdaq Capital Market (“Nasdaq”), in connection with the registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”). This Registration Statement is intended to register the resale by the selling shareholders named herein (the “Selling Shareholders”) of 12,499,986 Class A Ordinary Shares of the Company (the “Shares”). Such Shares are Class A Ordinary Shares of the Company with a par value of US$0.001 per share (the “Ordinary Shares”), which were privately placed and issued to the Selling Shareholders pursuant to certain Securities Purchase Agreements entered into by the Company and the Selling Shareholders on March 24, 2026 (the “Securities Purchase Agreements”).

In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other information and instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”).

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry or investigation:

(1) the truthfulness, accuracy, completeness and fairness of all the Documents, as well as the factual representations, warranties and statements contained in such Documents;

(2) the genuineness of all the signatures, seals and chops, and the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3) that the Documents which have been presented to us have not been revoked, amended, varied or supplemented up to the date of this Opinion, except as noted therein;

(4) that the Company have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(5) the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all laws other than the PRC Laws.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

Based on the foregoing and subject to the confirmations and qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

The following terms as used in this Opinion are defined as follows:

“CAC” means the Cyberspace Administration of China;

“CSRC” means the China Securities Regulatory Commission;

“Governmental Agencies” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

“the Company” means Cellyan Biotechnology Co., Ltd (the Company has no subsidiaries established in the Chinese mainland);

“Securities Law” means the Securities Law of the People’s Republic of China which was amended on December 28, 2019, and became effective on March 1, 2020, by the Standing Committee of the National People’s Congress;

“Measures” means the Measures for Cybersecurity Review promulgated jointly by the Cyberspace Administration of China, National Development and Reform Commission, Ministry of Industry and Information Technology, The Ministry of Public Security, the Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration on December 28, 2021, which became effective on February 15, 2022;

“The Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by CSRC on February 17, 2023, which became effective on March 31, 2023;

“PRC Laws” means any and all officially published and publicly available laws, regulations, rules, and regulatory, administrative or other governmental measures, notices or circulars, and Supreme Court judicial interpretation of the PRC currently in force and publicly available in the PRC as of the date hereof;

“PRC Authorities” means any national, provincial, municipal or local governmental authority, agency or body in the PRC;

“Prospectus” means the registration Statement Form F-1, including all amendments or supplements thereto, that forms part of the Registration Statement.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1) Legal and Operational Risks of Operating in the PRC.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. The Company does not conduct any business operations in the Chinese mainland and has no subsidiaries in the Chinese mainland, and thus the Company is not subject to the cybersecurity review by the Cyberspace Administration of China (the “CAC”) under the Cybersecurity Review Measures that became effective on February 15, 2022. We do not believe that the Company is directly subject to the aforementioned PRC regulatory actions or statements, as the Company has no business activities in the Chinese mainland and is not involved in any conduct related to monopolistic behavior, user data collection or cybersecurity in the PRC. As of the date hereof, no relevant laws or regulations in the PRC explicitly require the Company to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for future offerings, nor has the Company received any inquiry, notice, warning or sanctions regarding previous offerings from the CSRC or any other PRC governmental authorities.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date hereof, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities. We believe that no relevant laws or regulations in the PRC explicitly require the Company to seek approval from the CSRC for its overseas listing plan, given that the Company has no business operations in the Chinese mainland and no subsidiaries established in the Chinese mainland. As of the date of this registration statement, the Company has not received any inquiry, notice, warning, or sanctions regarding its planned overseas listing from the CSRC or any other PRC governmental authorities.

As the Company does not conduct any business operations in the Chinese mainland and has no subsidiaries in the Chinese mainland, the Company is not required to obtain any licenses, permits, approvals or permissions from any PRC government authorities for any business activities, nor is the Company subject to the approval or permission requirements of the CSRC, CAC or any other PRC entities in respect of securities offerings to foreign investors under any currently effective PRC laws, regulations and regulatory rules.

(2) Business and License.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date hereof, the Company has not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

The Company does not conduct any business operations in the Chinese mainland and has no subsidiaries established in the Chinese mainland, and therefore the Company is not required to obtain any business licenses, permits, approvals or permissions from any PRC government authorities for business operations. Correspondingly, the Company is not subject to the approval or permission requirements of the CSRC, CAC or any other PRC entities in respect of securities offerings to foreign investors under any currently effective PRC laws, regulations and regulatory rules.

(3) PRC Regulatory Permissions.

The business license is a permit issued by Administration for Market Regulation that allows the company to conduct specific business within the government’s geographical jurisdiction. Given that the Company has no subsidiaries in the Chinese mainland and does not conduct any business operations in the Chinese mainland, the Company is not required to apply for or obtain any business licenses, permissions or approvals from any Chinese authorities for any business activities.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date hereof, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

In addition, we believe that no relevant laws or regulations in the PRC explicitly require the Company to seek approval from the CSRC for its overseas listing plan, due to the fact that the Company has no business operations in the Chinese mainland and no subsidiaries established in the Chinese mainland. As of the date of this prospectus, the Company has not received any inquiry, notice, warning, or sanctions regarding its planned overseas listing from the CSRC or any other PRC governmental authorities.

As the Company does not conduct any business operations in the Chinese mainland and has no subsidiaries in the Chinese mainland, the Company has no obligation to obtain any licenses, permissions or approvals from PRC authorities for business activities in the PRC, and there is no circumstance of any PRC authority denying the Company any such license, permission or approval (as none is required).

This opinion is subject to the following qualifications:

(1) This opinion is subject to, in so far as it relates to the validity and enforceability of a contract, (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally; (ii) possible judicial, arbitral or administrative actions or any PRC Law affecting creditors’ rights; (iii) certain equitable, legal or statutory principles acting the validity and enforceability of contractual rights generally under the concepts of public interest, interest of the state, national security, reasonableness, good faith and fair dealing, applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (v) any possible judicial discretion, discretion of arbitration tribunal or administrative action affecting creditors’ rights or with respect to the availability of remedies, defenses or injunctive relief, the calculation of damages, the entitlement of attorneys’ fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(2) This opinion is subject to the discretion of any competent PRC legislative, administrative, judicial or arbitration tribunals in exercising their authority to change any PRC Laws or the implementation, interpretation or application thereof in any form.

(3) This opinion relates only to PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of PRC Laws, or the interpretation thereof or implementation thereof, will not be changed, amended, revoked or replaced in the immediate future or in the longer term with or without retrospective effect.

(4) This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted and referred to independently.

Consent

This opinion is delivered by us in our capacity as the Company’s PRC legal advisers solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent, except as required by the applicable law or by the SEC or any regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

(Signature page)

Yours faithfully,

/s/ Guangdong Jishi Furen Law Firm
Guangdong Jishi Furen Law Firm

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